EXHIBIT 99.1

Commonwealth Bankshares, Inc., Norfolk, VA, Announces Earnings for the Quarter and Nine Months Ended September 30, 2007

NORFOLK, Va., Oct. 24, 2007 (PRIME NEWSWIRE) -- Commonwealth Bankshares, Inc. (Nasdaq:CWBS) today reported record earnings of $8.5 million for the first nine months of 2007, an increase of $1.1 million or 15.5% over the comparable period in 2006. For the quarter ended September 30, 2007, the Company earned $2.8 million, an increase of 0.2% over the third quarter of 2006. On a per share basis, diluted earnings were $1.21 compared to $1.29 for the same period in 2006. For the quarter ended September 30, 2007, diluted earnings per share was $0.40 as compared to $0.48 for the third quarter in 2006. All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on June 30, 2006 to shareholders of record on June 19, 2006 and the eleven-for-ten stock split distributed on December 29, 2006 to shareholders of record on December 18, 2006. Earnings per share comparisons were affected by a greater number of shares outstanding in the 2007 periods as a result of the 1.2 million shares of common stock issued in October 2006 from the completion of a $27.5 million private placement of the Company's common stock.

Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "Our tremendous growth rate continues unabated into the third quarter of 2007. We are pleased to report another outstanding quarter in both earnings and asset growth. We achieved these results while investing in the future with the addition of five new branch facilities in the first nine months of 2007. Over the past several years, we have assembled a strong management team, lending team, branch personnel and support staff. In addition, we increased our capital base; maintained consistently strong core financial performance and sound asset quality, which collectively, has provided the foundation upon which to grow. We are investing in the future as we constantly seek opportunities to grow and expand our network into great markets. During the year, we continued the expansion of our footprint by opening five full service financial centers. In February 2007, we moved to our permanent branch in the Ocean View section of Norfolk, Virginia, at 1901 E. Ocean View Avenue, as well as our second branch in Portsmouth, Virginia at 1020 London Boulevard. In March 2007, we opened our first branch in North Carolina on Caratoke Highway in Powells Point. In May 2007, we opened our third branch in Chesapeake, Virginia at 2600 Taylor Road, across from Chesapeake Square Mall. In July 2007, we opened our second branch in North Carolina in the St. Waves Plaza Shopping Center in Waves, North Carolina and our fourth branch in Chesapeake, Virginia at 1304 Greenbrier Parkway. To report a 15.5% increase in earnings, while incurring increased costs as a result of the investments we are making through our expansion into key markets, is a testament to the strength of our foundation. We have concentrated our efforts on building a franchise and infrastructure that can deliver long-term profitability. As we grow, we continuously look to expand our traditional nonbanking services and to search for new avenues of revenue. Looking to the remainder of the year, we believe we are well positioned for continued strong performance and growth."

Mr. Woodard continued to say, "We are equally pleased to announce that as a result of our continued strong performance, our bank has received excellent performance ratings from four (4) distinguished companies that perform their extensive review on a regular basis. Sandler O'Neill, a leading full service brokerage and investment banking firm, just named our Company one of the 24 banks and thrifts to be included in the 2007 Sandler O'Neill Sm-All Stars. All 610 publicly traded banks and thrifts with a market cap of less than $2 billion were included in their evaluation to identify the small-cap depository institutions that are the top performing in the nation. We are proud to say, this is the second year in a row we were included in this exclusive fraternity. Financial Management Consulting Group, LLP ("FMC"), a well experienced bank consulting firm serving the banking industry throughout the country, ranked us number 5 out of 111 Virginia Banks and the highest ranked (#1) in the Hampton Roads area in overall profitability and asset quality, in their 'Virginia Bank Performance Report Mid-Year 2007.' In addition, Bank of the Commonwealth has once again received a financial safety rating of "A" or "Excellent" from TheStreet.com Ratings, the nation's leading independent provider of ratings and analyses of financial services companies, mutual funds and stocks. This rating recognizes Bank of the Commonwealth as an outstanding bank offering excellent financial stability for its customers, vendors and employees. Fewer than four percent of the nation's banks and thrifts meet TheStreet.com Ratings' criteria for exceptional financial strength, making this distinction truly one to be proud of. Davenport & Company's Equity Research Group ranked Bank of the Commonwealth number 3 out of 52 community Banks in Virginia in both Profitability and Performance in their 'Davenport Community Bank Quarterly' for the Second Quarter of 2007."

The Company's strong earnings resulted in favorable profitability ratios. Profitability as measured by the Company's return on average assets (ROA) was 1.49% for the nine months ended September 30, 2007 compared to 1.57% for the first nine months of 2006. Return on average equity (ROE) was 10.58% for the nine months ended September 30, 2007 as compared to 14.66% for the nine months ended September 30, 2006. For the quarter ended September 30, 2007, ROA was 1.40% and ROE was 10.03%. Year to date average assets increased $132.4 million or 21.2% from September 30, 2006 to September 30, 2007. Year to date average equity increased $40.1 million or 60.0% as of September 30, 2007 compared to the same period in 2006, as a result of the additional capital raised in October 2006. In addition, the Company's efficiency ratio (tax equivalent basis) was only slightly affected by the new branch additions mentioned above. For the nine months and three months ended September 30, 2007, our efficiency ratio was 51.33% and 52.88% compared to 48.66% and 46.96%, respectively, during the same period in 2006.

The strong earnings were driven by the $105.1 million or 16.3% increase in the Bank's loan portfolio from September 30, 2006 to September 30, 2007. Total loans at September 30, 2007 reached a record $749.8 million. Our strong loan demand generated record increases in interest income. Interest and dividend income increased $7.6 million or 19.9% to $45.9 million for the nine months ended September 30, 2007. For the quarter ended September 30, 2007, interest and dividend income increased 12.5% to $15.8 million up from the $14.0 million reported in the third quarter of 2006.

Interest expense of $20.7 million for the nine months ended September 30, 2007 represented a $4.2 million increase from the comparable period in 2006. For the third quarter of 2007, interest expense was $7.2 million, an increase of $919.0 thousand over the third quarter of 2006. The increase was primarily attributable to the substantial increase in the Company's average interest bearing liabilities as a result of the $58.9 million increase in total deposits as of September 30, 2007 as compared to 2006, along with the 31 basis point increase in overall rates paid on our interest bearing liabilities as a result of the interest rate environment and competition for deposits in our local market due to the large number of credit unions.

Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The Company's net interest margin (tax equivalent basis) was a healthy 4.65% during the first nine months of 2007 as compared to 4.85% during the same period in 2006, well above our peer group average. For the quarter ended September 30, 2007, the net interest margin was 4.54% compared to 4.75% for the third quarter in 2006. The slight decrease can be attributed to changes in the balance sheet mix, changes in yields obtained from interest earning assets and paid on interest bearing liabilities, the prevailing interest rate environment and changes in volume.

Commonwealth Bankshares exceeded its goal for asset growth. Total assets at September 30, 2007 reached a new high of $800.4 million, up 16.3% or $112.1 million from $688.3 million at September 30, 2006.

Despite the rapid growth in the Company's loan portfolio, our asset quality remains exceptional. Net charge-offs for the nine months ended September 30, 2007 were $369.3 thousand, or 0.05% of year to date average loans. Non-performing assets were $5.0 million or 0.62% of total assets at September 30, 2007 compared to $3.9 million or 0.57% of total assets at September 30, 2006. Non-performing assets at September 30, 2007 consisted of 33 loans. $3.9 million or 78.0% of the total consists of thirteen (13) loans which are secured by real estate and management does not anticipate any material losses associated with these credits. Subsequent to September 30th, one loan for $600,000 has been paid in full. The remaining $1.1 million in non-performing assets represents twenty (20) loans, with the majority making monthly payments and in most cases are secured with workout arrangements currently in place.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has sixteen bank branches strategically located throughout the Hampton Roads and Eastern North Carolina regions and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary, Bank of the Commonwealth Mortgage, and investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

*Securities and Insurance Products are: *not insured by FDIC or any Federal Government Agency * May Lose Value * Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Securities and insurance offered through BI Investments, LLC. member NASD and SIPC. BI Investments is associated with Bank of the Commonwealth. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth. This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

            Commonwealth Bankshares, Inc. and Subsidiaries
              Selected Financial Information (Unaudited)

 (in thousands, except
 per share data)             Three Months Ended    Nine Months Ended
                            --------------------  --------------------
                                September 30,         September 30,
                               2007      2006        2007      2006
                            ---------  ---------  ---------  ---------
 Operating Results:
  Interest and
   dividend income          $  15,769  $  14,023  $  45,933  $  38,310
  Interest expense              7,199      6,280     20,673     16,439
                            ---------  ---------  ---------  ---------
  Net interest income           8,570      7,743     25,260     21,871
  Provision for loan
   losses                         370        625      1,085      2,045
  Noninterest income            1,277      1,425      3,774      3,776
  Noninterest expense           5,212      4,325     14,921     12,458
                            ---------  ---------  ---------  ---------
  Income before
   provision for
   income taxes and
   noncontrolling
   interest                     4,265      4,218     13,028     11,144
  Provision for
   income taxes                 1,495      1,447      4,560      3,799
                            ---------  ---------  ---------  ---------
  Income before
   noncontrolling
   interest                     2,770      2,771      8,468      7,345
  Noncontrolling
   interest in
   subsidiary                      --         (6)       (10)       (20)
                            ---------  ---------  ---------  ---------
  Net income                $   2,770  $   2,765  $   8,458  $   7,325
                            =========  =========  =========  =========
 Per Share Data**:
  Basic earnings            $    0.40  $    0.53  $    1.23  $    1.43
  Diluted earnings          $    0.40  $    0.48  $    1.21  $    1.29
  Book value                $   16.09  $   13.52  $   16.09  $   13.52
  Cash dividends            $    0.08  $    0.05  $    0.20  $    0.15
  Basic weighted
   average shares
   outstanding              6,896,580  5,258,992  6,882,892  5,129,145
  Diluted weighted
   average shares
   outstanding              6,952,185  5,802,346  6,966,270  5,783,125
  Shares outstanding
   at period-end            6,891,998  5,374,551  6,891,998  5,374,551

 Period End Balances:
  Assets                    $ 800,444  $ 688,301  $ 800,444  $ 688,301
  Loans*                      749,753    644,622    749,753    644,622
  Investment securities         6,889      8,027      6,889      8,027
  Deposits                    554,823    495,890    554,823    495,890
  Shareholders' equity        110,916     72,647    110,916     72,647

 Average Balance:
  Assets                    $ 783,288  $ 660,216  $ 757,422  $ 625,005
  Loans*                      733,638    629,150    709,200    585,619
  Investment securities         6,893      8,525      7,316      8,733
  Deposits                    542,961    462,818    518,586    435,448
  Shareholders' equity        109,549     66,222    106,864     66,797

 Financial Ratios:
  Return on average
   assets                       1.40%      1.66%      1.49%      1.57%
  Return on average
   shareholders' equity        10.03%     16.56%     10.58%     14.66%
  Efficiency ratio
   (tax equivalent
   basis)                      52.88%     46.96%     51.33%     48.66%
  Shareholders' equity
   to total assets             13.86%     10.55%     13.86%     10.55%
  Loan loss allowance
   to loans*                    1.18%      1.16%      1.18%      1.16%
  Loan loss allowance
   to non-performing
   assets                     177.48%    189.87%    177.48%    189.87%
  Non-performing assets
   to total assets              0.62%      0.57%      0.62%      0.57%
  Net interest margin
   (tax equivalent
   basis)                       4.54%      4.75%      4.65%      4.85%

 *   Net of unearned income.

 **  All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on June 30, 2006 and the eleven-for-ten stock split distributed on December 29, 2006.

CONTACT:  Commonwealth Bankshares, Inc.
          Edward J. Woodard, Jr., CLBB, Chairman of the Board,
           President and Chief Executive Officer
          (757) 446-6904
          ewoodard@bocmail.net
          http://bankofthecommonwealth.com
          P.O. Box 1177
          Norfolk, Virginia 23501